As filed with the Securities and Exchange Commission on April 30, 2001.

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of
[x]  Definitive Proxy Statement                      the Commission Only
[ ]  Definitive Additional Materials                 (as permitted by
[ ]  Soliciting Material Pursuant to Rule 14a-11(c)  or Rule 14a-6(e)(2))

                           RHEOMETRIC SCIENTIFIC, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
         (2)   Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
         (4)   Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------
         (5)   Total fee paid:

         ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount Previously Paid:

         ----------------------------------------------------------------------
         (2)   Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------
         (3)   Filing Party:

         ----------------------------------------------------------------------
         (4)   Date Filed:

         ----------------------------------------------------------------------

                           RHEOMETRIC SCIENTIFIC, INC.
                               One Possumtown Road
                          Piscataway, New Jersey 08854

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 15, 2001

TO THE STOCKHOLDERS OF
RHEOMETRIC SCIENTIFIC, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Rheometric Scientific, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters, One Possumtown Road, Piscataway, New Jersey 08854 on Wednesday, May 15, 2001, at 10:00 a.m., local time, for the following purposes:

         1. to elect a Board of Directors;

         2. to ratify the appointment of independent accountants for the fiscal year ending December 31, 2001; and

         3. to consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed April 26, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock, $.01 par value per share, at the close of business on such date (the "Stockholders") shall be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of Stockholders is open to the examination of any Stockholder for any purpose germane to the meeting, during ordinary business hours, at the Company's headquarters.

         A copy of the Company's Annual Report for the fiscal year ended December 31, 2000 is enclosed herewith.

                                      By Order of the Board of Directors,






                                      Robert M. Castello, Chairman of the Board

Dated: April 30, 2001

YOU ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                           RHEOMETRIC SCIENTIFIC, INC.
                               One Possumtown Road
                          Piscataway, New Jersey 08854

                               ------------------

                                 PROXY STATEMENT
                     for the Annual Meeting of Stockholders
                           to be held on May 15, 2001

                               ------------------

                                                                  April 30, 2001

TO THE STOCKHOLDERS:

         This Proxy Statement ("Proxy Statement") is being furnished to stockholders of Rheometric Scientific, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies in the accompanying form by the Board of Directors for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") to be held at the Company's headquarters, One Possumtown Road, Piscataway, New Jersey 08854 on Wednesday, May 15, 2001 at 10:00 a.m., local time. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent to the stockholders is April 30, 2001.

         All holders of record (the "Stockholders") of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on April 26, 2001 (the "Record Date"), are entitled to vote at the meeting and their presence is desired. Each outstanding share of Common Stock as of the Record Date is entitled to one vote. At the close of business on April 26, 2001, 22,942,517 shares of Common Stock were outstanding.

         If a Stockholder cannot be present in person at the Annual Meeting, the Board of Directors of the Company requests such Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or
(ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such filing should be sent to Rheometric Scientific, Inc., One Possumtown Road, Piscataway, New Jersey 08854; Attention: Secretary. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

         The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy and the Company's 2000 Annual Report. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote upon the election of six directors to hold office until the next annual meeting and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company. In addition to the election of directors, Stockholders will vote to ratify the appointment of Mahoney Cohen & Company, CPA, P.C. as the Company's independent accountants.

         Stockholders may also consider and vote upon such other matters as may properly come before the Annual Meeting.

                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, those nominated directors receiving a plurality of the votes cast will be elected. Accordingly, shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director. For all other matters submitted to Stockholders at the meeting, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.

         Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted (1) FOR the election of all of the nominees for director named in this Proxy Statement; (2) FOR the ratification of the appointment of Mahoney Cohen & Company, CPA, P.C. as independent public accountants of the Company for the fiscal year ending December 31, 2001; and (3) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.

         Shares held by brokers and other Stockholder nominees may be voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting, but with respect to the matters as to which they are "non-voted," they will have no effect upon the outcome of the vote thereon.

                     PROPOSAL No. 1 -- ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of six members, all of whom have been nominated for election at the meeting, and there is currently one vacancy. If elected, such directors will hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.

                                    Directors

         The following table sets forth certain information as of April 30, 2001, regarding the six nominees for director:

          Name                    Age    Position
          ----                    ---    --------

          Robert M. Castello       60    Chairman of the Board and
                                         Chief Executive Officer
          Mark F. Callaghan        49    Director
          David R. Smith           71    Director
          Merrick G. Andlinger     42    Director
          Richard J. Giacco        48    Director
          Robert K. Prud'homme     53    Director


         Robert M. Castello assumed the positions referred to above on March 6, 2000. Mr. Castello has been a principal of Andlinger & Company, Inc. ("Andlinger & Company") since 1995. Mr. Castello has been the Chairman of X.O. Tec Corporation, a medical products company, since 1997. Mr. Castello was President and CEO of CBI Holding Co., a pharmaceutical wholesaler. Previously, Mr. Castello held Vice Presidential positions at McKesson Drug Co., Seatrain Lines, and W.R. Grace.

         Mark F. Callaghan has been a Director of the Company and the Executive Vice President, Business Development of the Company since March 6, 2000. Mr. Callaghan has been a principal of Andlinger & Company since 1999. Mr. Callaghan was an independent consultant in mergers and acquisitions from 1995 to 1999. Mr. Callaghan is a member of the Board of Directors of CyberAlert, Inc.

         David R. Smith has been a Director of the Company since March 6, 2000. Mr. Smith has been the Chairman of M-Tec, a manufacturer of specialized materials used in extreme temperature and harsh environments servicing the automotive and aerospace industries, as well as paper, chemical, refining and electrical power plant exhaust systems, since August 1995. Mr. Smith was a principal of Andlinger & Company from June 1, 1984 until October 1, 1998. From June 1, 1994 until October 1, 1998, Mr. Smith was the President of Andlinger & Company. Mr. Smith formerly served on the Board of Directors of United Stationers, Inc.

         Merrick G. Andlinger has been a Director of the Company since March 6, 2000. Mr. Andlinger has been a principal of Andlinger & Company since 1999. Mr. Andlinger was the President and CEO of Pure Energy Corporation, a motor fuel and chemical development company from 1996 until 1999. From 1994 until 1996, Mr. Andlinger was a Managing Director in the Global Energy and Power Group in the Corporate Finance department of Smith Barney Inc. and the Group's co-head from 1995 until 1996. Mr. Andlinger is a member of the Board of Directors of CyberAlert, Inc. and formerly was a member of the Board of Directors of Pure Energy Corporation.

         Richard J. Giacco has been a Director of the Company since 1992. Mr. Giacco was a Vice President of the Company from February 19, 1998 until March 6, 2000. Mr. Giacco has been the President of Axess Corporation ("Axess") since March 1999 and its General Counsel since its inception in 1991. Prior thereto, Mr. Giacco served as Associate General Counsel for Safeguard Scientifics, Inc., a computer software and electronics company from 1985 until 1991. Mr. Giacco is the son of Alexander F. Giacco, the Chairman of the Board of the Company from August 31, 1997 until March 6, 2000 and the President and Chief Executive Officer of the Company from February 6, 1998 until March 6, 2000.

         Robert K. Prud'homme has been a Director of the Company since 1981. Dr. Prud'homme has been a professor of Chemical Engineering at Princeton University since 1978. Dr. Prud'homme is a consultant to Dow Chemical Company, Block Drug, Helene Curtis and Rhodia Incorporated.

Compensation of Directors

         Non-employee directors of the Company who are not affiliated with either Andlinger Capital or Axess are paid an annual retainer fee of $3,000, plus $1,000 per Board meeting attended in person and reimbursement of their travel expenses. No fees are paid for committee meetings or special telephonic meetings.

         On September 25, 1997, the Board of Directors approved an amendment to the Company's 1996 Stock Option Plan to include members of the Board of Directors who are not officers of the Company and who are not officers or directors of an affiliate of the Company, which was approved by the stockholders of the Company on November 5, 1998. On March 1, 1999, Mr. Giacco received a grant of an option to purchase 75,000 shares of Common Stock of the Company at an exercise price of $.28 per share. On May 1, 2000, Mr. Smith and Dr. Prud'homme each received grants of options to purchase 15,000 shares of Common Stock of the Company pursuant to the 1996 Stock Option Plan at an exercise price of $7.25 per share.

         Directors who are also officers or employees of the Company do not receive any additional compensation for services as a director.

         The Company has entered into Indemnification Agreements with each of its directors providing for indemnification by the Company for liabilities and expenses in connection with pending or threatened legal proceedings by reason of service to or on behalf of the Company. The indemnification agreements provide, among other things, for the procedures and remedies applicable to each director's indemnification rights.

Board of Directors and Committee Meetings

         The Board of Directors has a Compensation Committee (the "Compensation Committee"), which reviews the compensation of the executive officers of the Company and is responsible for administering the Company's stock option plans. On April 11, 2000, the Board of Directors appointed Messrs. Callaghan and Smith and Dr. Prud'homme members of the Compensation Committee.

         The Board of Directors has an Audit Committee which reviews the scope and procedures of the audit activities of the independent auditors and their reports on their audits. It also reviews reports from the Company's financial management and independent auditors on compliance with corporation policies and the adequacy of the Company's internal accounting controls. On April 11, 2000, the Board of Directors appointed Messrs. Andlinger and Giacco and Dr. Prud'homme members of the Audit Committee. Messrs. Giacco and Prud'homme are "independent" as defined in the National Association of Securities Dealers' listing standards. The Board of Directors expects to adopt a written charter for the Audit Committee during 2001.

         In 2000, the entire Board of Directors of the Company met eleven times. Since March 6, 2000, the Compensation Committee has met two times and the Audit Committee has met four times. No member of the Board of Directors attended in 2000 fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and
(2) the total number of meetings held by all committees on which he served (during the periods he served).

         The Board of Directors recommends that Stockholders vote "FOR" each of the nominees listed above.

                               Executive Officers

         The following table sets forth certain information as of April 30, 2001 regarding the executive officers of the Company:

          Name                    Age    Position
          ----                    ---    --------

          Robert M. Castello       60    Chairman of the Board and
                                         Chief Executive Officer

          Mark F. Callaghan        49    Executive Vice President,
                                         Business Development

          Joseph Musanti           43    Vice President of Finance & Materials,
                                         Chief FinancialOfficer, Treasurer and
                                         Assistant Secretary

          Ronald F. Garritano      62    Vice President of Technology and
                                         Engineering

          Matthew Bilt             58    Vice President of Human Resources,
                                         Administration and Investor Relations

          Donald W. Becker         43    Vice President of Sales and Marketing,
                                         Americas

         For a description of the business experience of Messrs. Castello and Callaghan, see "Directors."

         Joseph Musanti has been the Vice President of Finance & Materials and Chief Financial Officer of the Company since June 1, 1997 and the Treasurer and Assistant Secretary since July 17, 1997. Prior thereto, Mr. Musanti was the Director of Operations from November 1994 to June 1, 1997; UK Financial Manager from April 1994 to November 1994; and Manager, Materials, Cost, and Inventory from October 1992 to April 1994.

         Ronald F. Garritano has been the Company's Vice President of Technology since June 1992 and the Company's Vice President of Engineering since July 1977.

         Matthew Bilt has been the Company's Vice President of Human Resources and Administration since July 17, 1997 and became Vice President of Investor Relations during 2000. Prior thereto, Mr. Bilt was the Company's Vice President of Human Resources from November 10, 1994 until July 17, 1997; the Company's Vice President of Human Resources and Administration from May 3, 1994 until November 10, 1994; and the Company's Director of Human Resources from June 2, 1986 until May 3, 1994.

         Donald W. Becker has been the Company's Vice President of Sales and Marketing, Americas since April 1999. Prior thereto, Mr. Becker was the Company's Sales and Marketing Manager in 1998; the Company's Marketing Manager from 1997 until 1998; and the Company's Rheology Product Manager, Americas from 1989 until 1997.

         Officers of the Company serve at the discretion of the Board of Directors.

                       Compensation of Executive Officers

         The following table sets forth a summary of the compensation paid by the Company in the years ended December 31, 2000, 1999 and 1998, to the Chief Executive Officer of the Company, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 2000 from the Company (collectively, the "Named Executive Officers").



                           Summary Compensation Table

                                                                                     Long Term
                                                                                   Compensation
                                                 Annual Compensation                  Awards
                                                 -------------------                  ------

                                                                                    Securities
Name and                                                        Other Annual        Underlying          All Other
Principal Position           Year       Salary      Bonus      Compensation(1)        Options        Compensation(2)
------------------           ----       ------      -----      ------------           -------        ------------


Robert M. Castello(3)        2000           $1         $0              $0                   0                 $0
Chairman of the Board and
Chief Executive Officer

Ronald F. Garritano          2000      150,000          0          12,500               3,500              2,953
Vice President of            1999      152,885          0          12,500                   0              2,813
Technology and               1998      150,360          0          12,500              50,000              2,813
Engineering

Matthew Bilt                 2000      115,000          0          12,500              10,600              2,588
Vice President of            1999      115,000          0          12,500                   0              2,586
Human Resources and          1998      115,549          0          12,500              15,000              2,414
Administration

Joseph Musanti               2000      120,000          0          12,500               6,000              2,700
Vice President of            1999      122,307          0          12,500                   0              2,250
Finance, Chief               1998      116,116          0          12,500              40,000              2,250
Financial Officer,
Treasurer and
Assistant Secretary

Donald W. Becker(4)          2000      126,024          0          12,500              10,000              2,156
Vice President of            1999      116,059          0           7,292                   0                394
Sales and Marketing,
Americas

------------------------------

(1)  Represents  automobile  allowances.
(2)  Includes   contributions   under  the  Company's   Savings  and  Investment
     Retirement  Plan.
(3)  Mr. Castello  became  Chairman of the Board and Chief Executive  Officer of
     the Company on March 6, 2000.
(4)  Mr. Becker became Vice President of Sales and Marketing,  Americas in April
     1999.



Option Grants

         The number of shares of Common Stock available for purchase under the Company's 1996 Stock Option Plan, as amended (the "1996 Plan") is 500,000. Options for an aggregate of 454,900 shares granted under the 1996 Plan remain outstanding. During the Company's 2000 fiscal year, 15,500 options were granted to employees under the 1996 Plan. No options were granted to the Named Executive Officers during the 2000 fiscal year under the 1996 plan. Mr. Smith and Dr. Prud'homme, each non-employee directors of the Company, were granted 15,000 options under the 1996 Plan during the 2000 fiscal year.

         The number of shares of Common Stock available for purchase under the Company's 2000 Stock Option Plan (the "2000 Plan"), is 1,000,000. During the Company's 2000 fiscal year, 318,200 options were granted to employees under the 2000 Stock Option Plan, 19,000 of which were cancelled and 299,200 of which remain outstanding. Of such 299,200 shares that remain outstanding, an aggregate of 30,100 were granted to Named Executive Officers.

Option Exercises and Year-End Options Values

         The following table presents at December 31, 2000, the number of securities underlying unexercised options and the value of unexercised in-the-money options held by the Named Executive Officers. During the fiscal year ended December 31, 2000 no options were exercised by the Named Executive Officer.



                                  Number of Securities Underlying                   Value of Unexercised,
                                        Unexercised Options                          In-The-Money Options
Name                            Exercisable          Unexercisable            Exercisable           Unexercisable
----                            -----------          -------------            -----------           -------------


Ronald F. Garritano                43,000                 28,500               $128,063                  $88,688
Matthew Bilt                       16,900                 18,100                 47,169                   26,606
Joseph Musanti                     26,500                 26,000                 85,169                   70,950
Donald W. Becker                    8,000                 17,500                 27,700                   26,606



Employment Agreements

         The Company amended and restated written employment agreements with Mr. Bilt in December 1998 and with Mr. Garritano in March 1998, and with Mr. Musanti in October 1999. In addition, the Company entered into a written employment agreement with Mr. Becker in May 1999. Under these agreements, base annual salary is $150,000 for Mr. Garritano, $115,000 for Mr. Bilt, $120,000 for Mr. Musanti, and $80,000 for Mr. Becker, all subject to discretionary increase by the Board of Directors. Messrs. Bilt, Musanti and Becker's employment agreements had an initial term of one year and can be continued from year to year thereafter upon mutual agreement. Mr. Garritano's agreement, which was amended in March 1998, had an initial term of three years and can be continued from year to year thereafter upon mutual agreement.

         The employment agreements contain a provision that provides for the executives to be compensated should their employment be terminated upon a change of control. Messrs. Bilt, Musanti and Becker's agreements indicate that they would be entitled to receive one year's base pay, plus any bonus participation or other benefit that the executive may be entitled to for up to one year. Upon a termination resulting from a change of control, Mr. Garritano's employment agreement provides for the greater of the term of the agreement or one year's base pay, plus any bonus participation or other benefit to which he may be entitled in that period. If a change of control were to occur today and Mr. Garritano's employment were to be terminated, Mr. Garritano would be entitled to receive one year's base pay, plus any bonus participation or other benefit to which he may be entitled in that period.

         Subsequent to the Investment Transaction (as defined below), each employment agreement was amended to revise the "change of control" provision. The agreements now provide for one year's base pay for terminations up to February 16, 2001 and ten month's base pay for termination between February 17, 2001 and February 17, 2002. Thereafter the agreements will expire. If terminations occur between February 17, 2001 and February 17, 2002, the minimum obligation under such contracts in the aggregate would be approximately $461,000.

             Compensation Committee Report on Executive Compensation

         During the fiscal period ended December 31, 1999, and until their resignations in connection with the closing under the Investment Transaction, the members of the Compensation Committee were Leonard Bogner, R. Michael Hendricks and Walter Bromm. On April 11, 2000, the Board of Directors appointed Messrs. Callaghan and Smith and Dr. Prud'homme members of the Compensation Committee. The following is the report of the Compensation Committee appointed April 11, 2000, for the fiscal year ended December 31, 2000.

         Decisions on compensation of the Company's executives generally are made by the three member Compensation Committee. Each member of the Compensation Committee is a non-employee director.

         Executive Compensation Policies. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Target levels of the executive officer's overall compensation are intended to be consistent with others in the Company's industry.

         All the executive officers, other than Messrs. Callaghan and Castello, are employed pursuant to written employment agreements which establish their base annual salary.

         The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholder's interests in the enhancement of stockholder value. Thus, the Compensation Committee has utilized these elements in compensation packages for its executive officers by providing Incentive Stock Options.

         Executive officers may be granted options to purchase common stock and are eligible to participate on the same terms as non-executive employees in the Company's Savings and Investment Retirement Plan (the "Savings Plan"), a broad-based plan which accords benefits based on pre-established formulas and eligibility criteria, as well as Company group life and health insurance plans. All decisions with respect to option grants are made by the Compensation Committee.

         President and CEO Compensation. From February 6, 1998 and until his resignations in connection with the closing under the Investment Transaction, Mr. Alexander F. Giacco held the position of President and Chief Executive Officer. Mr. A. Giacco received no compensation from the Company. As Chief Executive Officer of the Company from March 6, 2000 until December 31, 2000, Mr. Robert M. Castello received a total of $1.00 in compensation from the Company.

         Other Executive Officer Compensation. As Executive Vice President, Business Development, Mr. Callaghan received no compensation from the Company during 2000.

April 18, 2001                                  Respectfully submitted,

                                                COMPENSATION COMMITTEE
                                                Mark F. Callaghan
                                                Robert K. Prud'homme, Ph.D.
                                                David R. Smith
                                      -8-

                                Performance Graph

         The following graph and table compare the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock, which has been traded on the OTC Bulletin Board ("OTCBB") under the symbol "RHEM" since April 14, 1998, with the annual change in the cumulative total returns of the NASDAQ Market Index and an index comprised of public companies whose securities have been trading publicly since January 1, 1996 and which report under the standard industrial classification code 3826 - Analytical Instruments (40 companies, excluding the Company) (the "SIC Code Index"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on January 1, 1996, in each of the Common Stock, the stocks comprising the NASDAQ Market Index and the stocks comprising the SIC Code Index.

         Comparison of Cumulative Total Return Among the Company, NASDAQ Market Index and the SIC Code Index

                                [GRAPH OMITTED]



--------------------------------------- ------------------------------------------------------------------------------
                                                                        December 31,
--------------------------------------- ------------------------------------------------------------------------------
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------

COMPANY/INDEX/MARKET                       1995         1996          1997         1998         1999         2000
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------

Rheometric Scientific, Inc.                 100.00      129.18        62.51         18.76        33.34       241.73
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------
SIC Code Index                              100.00      119.67       141.97        178.27       288.43       453.27
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------
NASDAQ Market Index                         100.00      124.27       152.00        214.39       378.12       237.66
--------------------------------------- ------------ ------------ ------------- ------------ ------------ ------------

----------------------------------------------------------------------------------------------------------------------
Source:  Media General Financial Services


         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 31, 2001 by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company, (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company as a group. The percentages of shares of Common Stock held or beneficially owned by any Stockholder or group of Stockholders are based upon the total number of shares of Common Stock outstanding as of March 31, 2001. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                 Shares Beneficially Owned
                                                 -------------------------

  Name                                             Number         Percentage
  ----                                             ------         ----------

  Andlinger Capital XXVI LLC (1)                  16,606,000          59.4%
  Axess Corporation (2)                            8,261,257          34.8
  Gerhard R. Andlinger (3)                        16,751,500          59.9
  Stephen A. Magida (4)                           16,751,500          59.9
  Robert M. Castello (5)(6)                       16,606,000          59.4
  Mark F. Callaghan (5)(6)                        16,606,000          59.4
  David R. Smith (5) (7)                              11,000            *
  Merrick G. Andlinger (5)(6)                     16,606,000          59.4
  Richard J. Giacco (5) (8)                           78,000            *
  Robert K. Prud'homme (5) (7)                        35,000            *
  Joseph Musanti (5)                                  26,500            *
  Ronald F. Garritano (5)                             43,000            *
  Matthew Bilt (5)                                    16,900            *
  Donald W. Becker (5)                                 8,000            *

  All executive officers and directors            16,824,400          60.0
  as a group (12 persons) (5) (9)

  ------------------------
* Less than 1%.


(1) The address for Andlinger Capital XXVI LLC is 105 Harbor Drive, Suite 125, Stamford, Connecticut 06902. Includes 5,000,000 shares of Common Stock Andlinger Capital XXVI LLC has the right to acquire upon the exercise of warrants.
(2) The address for Axess Corporation is 100 Interchange Boulevard, Newark, Delaware 19711-3549. Includes 800,000 shares of Common Stock Axess has the right to acquire upon the conversion of 800 shares of the Company's Series A Convertible Redeemable Preferred Stock owned by Axess.
(3) The address for Mr. G. Andlinger is c/o Andlinger & Company, Inc., 4445 North A1A, Suite #235, Vero Beach, Florida 32963. As reported in Schedule 13D and Form 4 filings made with the Securities and Exchange Commission, by virtue of Mr. G. Andlinger's relationship with Mr. Magida and as a controlling person of Andlinger & Company, Mr. G. Andlinger may be deemed to have shared power to dispose of or direct the disposition of and shared power to vote or direct the vote of an aggregate of 16,751,500 shares of Common Stock (of which 5,000,000 shares are attributable to warrants held by Andlinger Capital) representing 59.9% of the issued and outstanding shares of Common Stock (including as outstanding for purposes of determining such percentage shares of Common Stock issuable upon exercise of such warrants held by Andlinger Capital). Of such 16,751,500 shares of Common Stock, 16,606,000 shares are beneficially owned directly by Andlinger Capital and 145,500 are beneficially owned directly by the Gerhard R. Andlinger Intangible Asset Management Trust (the "Trust"). Mr. G. Andlinger is the sole beneficiary of the Trust.
(4) The address for Mr. Magida is 105 Harbor Drive, Suite 125, Stamford, Connecticut 06902. As reported in Schedule 13D and Form 4 filings made with the Securities and Exchange Commission, Mr. Magida, as manager and as a member of Andlinger Capital and as Trustee under the Trust, has shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, an aggregate of 16,751,500 shares of Common Stock (of which 5,000,000 shares are attributable to warrants held by Andlinger Capital), representing 59.9% of the issued and outstanding shares of Common Stock (including as outstanding for purposes of determining such percentage shares of Common Stock issuable upon exercise of such warrants held by Andlinger Capital).
(5) The address for each director and officer of the Company is c/o Rheometric Scientific, Inc., One Possumtown Road, Piscataway, New Jersey 08854.
(6) As reported in a Schedule 13D/A filed with the Securities and Exchange Commission on November 22, 2000, Messrs. Castello, Callaghan and M. Andlinger by virtue of their relationships with the other reporting persons on such Schedule 13D and as members of Andlinger Capital may be deemed to have shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, an aggregate of 16,606,000 shares of Common Stock (of which 5,000,000 shares are attributable to warrants held by Andlinger Capital), representing 59.4% of the issued and outstanding shares of Common Stock (including as outstanding for purposes of determining such percentage shares of Common Stock issuable upon exercise of such warrants held by Andlinger Capital). Messrs. Castello, Callaghan and M. Andlinger disclaim beneficial ownership of such shares.
(7) Includes 10,000 shares that may be acquired upon the exercise of options within 60 days March 31, 2001.
(8) Includes beneficial ownership of 1,000 shares held in an investment partnership for the benefit of Mr. Giacco's children and managed by Mr. Giacco and 75,000 shares Mr. Giacco has an unqualified option to purchase within 60 days of March 31, 2001.
(9) Includes 75,000 shares that may be acquired upon the exercise of options by Mr. Giacco, 10,000 shares that may be acquired upon the exercise of options by Mr. Smith and 10,000 shares that may be acquired upon the exercise of options by Dr. Prud'homme. Also includes 5,000,000 shares that may be acquired by Andlinger Capital upon the exercise of warrants. See footnotes 6, 7 and 8.

                 Certain Relationships and Related Transactions

         On March 6, 2000, pursuant to the Securities Purchase Agreement and certain related agreements Andlinger Capital purchased (i) 10,606,000 shares of newly issued common stock of the Company (the "Investor Shares") and (ii) warrants to purchase (x) an additional 2,000,000 shares of common stock of the Company at an exercise price of $1.00 per share, exercisable at any time prior to March 6, 2007 (the "Investor A Warrants") and (y) an additional 4,000,000 shares of common stock of the Company at an exercise price of $3.00 per share, exercisable at any time prior to March 6, 2003 (the "Investor B Warrants," and collectively with the Investor A Warrants, the "Investor Warrants"), for the aggregate consideration of $1,825,000 (the "Purchase Price"). Upon consummation of this transaction (the "Investment Transaction") Andlinger Capital acquired beneficial ownership (as determined under the rules of the Securities and Exchange Commission) to vote an aggregate of 16,606,000 shares of the Company's common stock (of which 6,000,000 shares are attributable to the Investor Warrants) representing as of March 6, 2000 approximately 73.6% of the issued and outstanding common stock of the Company (including as outstanding for the purposes of determining such percentage the 6,000,000 shares then issuable upon exercise of the Investor Warrants). The acquisition of these securities by Andlinger Capital constituted a change in control of the Company.

         The Securities Purchase Agreement also provides that, subject to certain exceptions, for so long as Andlinger Capital and its affiliates continue to own in the aggregate not less than 50% of their Initial Threshold Amount (as defined below), the Company and its Board of Directors will support the nomination of and shall take certain actions such that the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders includes at least the number of designees of Andlinger Capital equal to the number of directors that would constitute a majority of directors following such election, and that

Andlinger Capital shall be entitled to have at least one of its designees appointed to each Committee of the Board of Directors. As defined in the Securities Purchase Agreement, "Initial Threshold Amount" means the aggregate of the number of shares of common stock purchased by Andlinger Capital under the Securities Purchase Agreement and the number of shares of common stock issuable under the Investor A Warrants (as if issued on the closing date under the Securities Purchase Agreement). The designees of Andlinger Capital to serve on the Board of Directors of the Company, each of whom was added to the Board of Directors of the Company as of March 6, 2000 (the closing date under the Securities Purchase Agreement) and was reelected by the Company's stockholders at the 2000 annual meeting of stockholders, are Messrs. Castello, Callaghan, Smith and M. Andlinger.

         Based on information received from Andlinger Capital, the members of Andlinger Capital include Messrs. Castello, Callaghan, Magida and M. Andlinger. Mr. Magida is an attorney and principal and secretary of Andlinger & Company, Inc., a Delaware corporation ("Andlinger & Company") and the manager and a member of Andlinger Capital and the trustee of the Gerhard R. Andlinger
Intangible Asset Management Trust (the "Trust"), which may be deemed a controlling person of Andlinger Capital. Gerhard R. Andlinger, a private investor and a principal, sole stockholder and a controlling person of Andlinger & Company, is the sole beneficiary under the Trust. Messrs. Castello, Callaghan and M. Andlinger are principals of Andlinger & Company, employees of one or more affiliates of Andlinger & Company and are members of Andlinger Capital. Andlinger & Company is in the business of identifying and assisting in the implementation of potential acquisitions, investments and other transactions on behalf of its principals. Andlinger Capital has been organized by its members with the business purpose of investing in the Company. The source of funds to pay the Purchase Price under the Securities Purchase Agreement was from initial cash contributions made by each member of Andlinger Capital to Andlinger Capital in an amount proportionate to his or its interest therein and the amount .

         The Securities Purchase Agreement provides that the Company would submit to its stockholders for approval (the "Stockholder Approval") proposals to (i) reincorporate the Company from New Jersey to Delaware (the "Reincorporation"); (ii) increase the authorized number of shares of capital stock to 49,000,000 shares of common stock and 1,000,000 shares of preferred stock; and (iii) authorize the issuance of the preferred stock as contemplated in the Securities Purchase Agreement. In order to effect the intent of the parties to the Securities Purchase Agreement that the Company issue the Investor Shares on the closing date, at the closing of the Securities Purchase Agreement Axess contributed 4,400,000 shares of common stock to the Company, in exchange for the Company's agreement to reissue to Axess 4,400,000 shares of common stock (the "Axess Reissue Shares") subject to the Stockholder Approval, and Reincorporation and amendment of the Company's certificate of incorporation to authorize the issuance of such shares. The Stockholder Approval was received at the Company's 2000 annual meeting of stockholders and on or about October 31, 2000, the Reincorporation was consummated. Subsequent to the Reincorporation Merger, the Axess Reissue shares were reissued by the Company to Axess.

         Upon the closing under the Securities Purchase Agreement, Axess cancelled indebtedness in the principal amount of $8,205,907.09 plus interest of $1,020,231 that was owed by the Company to Axess (the "Axess Debt") in exchange for (x) the payment by the Company to Axess of $3,500,000 in cash; (y) the issuance to Axess of a promissory note in the principal amount of $1,000,000 payable upon the sale of the Company's Process Control Rheometer Product Line and (z) the issuance to Axess, of a warrant (the "Preferred Stock Warrant" and collectively with the Investor Warrants, the "Warrants") to purchase 1,000 shares of the Company's non-voting convertible redeemable preferred stock to be issued, subject to Stockholder Approval, pursuant to an amendment to the certificate of incorporation of the Company.

         Prior to the purchase by Andlinger Capital of the Investor Shares and the Investor Warrants, Axess agreed to contribute 2,800,000 shares of common stock to the Company.

         In connection with the Securities Purchase Agreement, the Company, Andlinger Capital, and Axess have entered into a Registration Rights Agreement, dated as of March 6, 2000 (the "Registration Rights Agreement"). The Registration Rights Agreement provides for the registration with the Securities and Exchange Commission of the Investor Shares, the Axess Reissue Shares, and the shares of common stock issuable upon the exercise of the Warrants owned by Andlinger Capital and Axess. Furthermore, in connection with the Securities Purchase Agreement, the Company, Andlinger Capital, and Axess have entered into a Stockholders' Agreement dated as of March 6, 2000 (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, Andlinger Capital and Axess have agreed, among other things, not to transfer their respective shares of common stock without the prior written consent of the other stockholders party thereto, except (1) pursuant to "piggyback" or "demand" registrations under the Registration Rights Agreement, (2) pursuant to an exemption from registration under Rule 144 under the Securities Act of 1933, as amended, in transactions effected after the first anniversary of the closing date under the Securities Purchase Agreement, (3) to certain transferees, (4) as collateral security in a bona fide arm's-length loan or credit transaction, provided the stockholder retains the authority to vote such securities in the absence of any default thereunder, (5) pursuant to a tender offer, and (6) pursuant to a transaction duly approved by the stockholders of the Company. The Company, Andlinger Capital and Axess also entered into a Voting Agreement, dated as of February 17, 2000, pursuant to which Andlinger Capital and Axess agreed to vote in favor of the items to be submitted for Stockholder Approval pursuant to the Securities Purchase Agreement as described above.

             Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company, the aforesaid Section 16(a) filing requirements were met on a timely basis during 2000.

                 PROPOSAL No.2 -- RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Mahoney Cohen & Company, CPA, P.C., as the independent certified public accountants of the Company for the fiscal year ending December 31, 2001. The Board of Directors desires to obtain the Stockholders' ratification of such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the resolution is not adopted, the adverse vote will be considered as direction to the Board of Directors to select other accountants. Ratification requires the affirmative vote by holders of at least a majority of the shares of Common Stock voting on such matter. Representatives of Mahoney Cohen & Company, CPA, P.C. are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement, although they are currently not expected to do so. The representatives are expected to be available to respond to appropriate questions.

                          Report of the Audit Committee

         The Audit Committee oversees the Company's financial reporting process on behalf of the Company's Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

         In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2000 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditor's independence.

         The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held four meetings since March 6, 2000 concerning the financial statements for the fiscal year ended December 31, 2000 and related matters.

                  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee has recommended, and the Board has approved, the selection of the Company's independent auditors.

April 23, 2001                                  Respectfully submitted,

                                                AUDIT COMMITTEE
                                                Merrick G. Andlinger
                                                Richard J. Giacco
                                                Robert K. Prud'homme, Ph.D.


Audit Fees; Financial Information Systems Design and Implementation Fees; All Other Fees

         In addition to performing the audit of the Company's consolidated financial statements, Mahoney Cohen & Company, CPA, P.C. has provided various other services during fiscal 2000. The aggregate fees billed for fiscal 2000 for each of the following categories of services are set forth below:

         Audit of the Company's annual financial statements for fiscal 2000 and reviews of the quarterly financial statements included in the Company's quarterly reports on Form 10-Q for fiscal 2000: $117,155

         All other services:  $57,305

Mahoney Cohen & Company, CPA, P.C. has not provided any information technology services to the Company during fiscal 2000. The fee set forth above for "other services" includes audits of employee benefit plans and tax and acquisition related consultation.

         The Audit Committee has reviewed summaries of the services provided by Mahoney Cohen & Company, CPA, P.C. and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Mahoney Cohen & Company, CPA, P.C.

         On recommendation of the Audit Committee, the Board has appointed Mahoney Cohen & Company, CPA, P.C. to audit the Company's 2001 financial statements.

         The Board of Directors recommends that the Stockholders vote "FOR" the ratification of Mahoney Cohen & Company, CPA, P.C. as the Company's independent accountants for the fiscal year ending December 31, 2001.

                                  OTHER MATTERS

         The Board of Directors of the Company knows of no other matters which are to be brought before the Annual Meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the proxy as proxy appointees to vote in accordance with their discretion pursuant to the terms of the proxy.

                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received at the Company's executive offices on or before January 1, 2002 for inclusion in the Company's Proxy Statement with respect to such meeting.

                                     RHEOMETRIC SCIENTIFIC, INC.





                                     By Robert M. Castello, Chairman and Chief
                                         Executive Officer


IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                                                                      PROXY CARD

                           RHEOMETRIC SCIENTIFIC, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of RHEOMETRIC SCIENTIFIC, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint Robert M. Castello, Merrick G. Andlinger and Joseph Musanti, or any one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's headquarters, One Possumtown Road, Piscataway, New Jersey 08854, on May 15, 2001 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.

Please mark your vote as indicated in this example [X]

ITEM 1. ELECTION OF DIRECTORS             VOTE FOR ALL*         WITHHOLD FOR ALL
                                              [ ]                    [ ]

Nominees:
            Robert M. Castello        Merrick G. Andlinger
            Mark F. Callaghan         Richard J. Giacco
            David R. Smith            Robert K. Prud'homme

* To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:

--------------------------------------------------------------------------------


ITEM 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS
                                     FOR               AGAINST           ABSTAIN
                                     [ ]                 [ ]               [ ]


ITEM 3.  OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1 AND 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting dated April 30, 2001, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 31, 2000 forwarded therewith.

                                           Dated:                         , 2001
                                                 -------------------------

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature

NOTE: Please date this proxy, sign your name exactly as it appears hereon, and return promptly using the enclosed postage paid envelope. If stock is held in the names of joint owners, each should sign. Persons signing as an attorney, executor, administrator, guardian, trustee, corporate officer or in any other fiduciary or representative capacity should give full title.